Exhibit 9

CONSENT AND AMENDMENT

This Consent and Amendment (this “Consent and Amendment”), dated as of February 28, 2018, is by and between Stereotaxis, Inc., a Delaware corporation with offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108 (the “Company”), and the holders identified on the signature pages hereto (“Holders”).

R E C I T A L S

A. Prior to the date hereof, the Company issued to various holders (including the Holders hereunder) warrants (the “SPA Warrants”) to purchase an aggregate of 36,923,078 shares of the Company’s common stock, par value $0,001 per share (the “Common Stock”; the Common Stock issuable upon exercise of the Warrants being referred to as the “Warrant Shares”), pursuant to a Securities Purchase Agreement, dated as of September 26, 2016 (the “Securities Purchase Agreement”) between the Company and the investors signatory thereto (such investors collectively, the “Investors”), all of which SPA Warrants are issued and outstanding. Capitalized terms not defined herein shall have the meanings set forth in the Securities Purchase Agreement.

B. The SPA Warrants that are issued and outstanding as of the date of this Consent and Amendment are represented by a form of Warrant to Purchase Common Stock (the “SPA Warrant Agreement”), which such agreements are all substantially in the form attached to as Exhibit B to the Securities Purchase Agreement.

C. Section 15 of each SPA Warrant Agreement provides that the SPA Warrant Agreements may be amended if the Company obtains the consent of holders of at least a majority of the Warrant Shares obtainable upon exercise of the outstanding SPA Warrants then outstanding (the “Required Holders”), subject to certain limitations and provided that such amendment must apply to all of the outstanding SPA Warrant Agreements, which number as of the date of this Consent and Amendment is 18,461,540 Warrant Shares.

D. The Company and the Holders desire to enter into this Consent and Amendment pursuant to which, among other things, the Company and the Holders shall agree to amend and restate the SPA Warrant Agreements, in the form attached hereto as Exhibit A (the “Restated SPA Warrant Agreement”; the shares of Common Stock issuable upon exercise thereof, the “Restated SPA Warrant Shares”)), to, among other things: (i) modify the exercise price to provide for a “Restricted Exercise Period” (as defined therein) at a reduced exercise price specified therein; (ii) modify certain limitations regarding ownership of the Company’s Common Stock; (iii) remove certain covenants; and (iv) provide that, as a condition to exercising the warrants at the reduced exercise price during the Restricted Exercise Period, the Holders must enter into a lock-up agreement with respect to the Restated SPA Warrant Shares issued pursuant to any exercise of the SPA Warrants. Such form of lock-up agreement is attached as Exhibit B hereto. The Restated SPA Warrant Agreement will provide that the exercise during the Restricted Exercise Period at the reduced exercise price as provided in the Restated SPA Warrant Agreement shall only be effected if the Aggregate Exercise Price (as defined in the Restated SPA Warrant Agreement) for all such warrants is at least $6,000,000.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Consent to Amendment. Effective as of the Closing Date (as defined below), the Holders hereby consent and agree to amend and restate the SPA Warrant Agreements to the form of Restated SPA Warrant Agreement in the form attached hereto as Exhibit A. On or prior to the Closing (as defined below), the following transactions shall occur:

1.1 Delivery. At or following Closing, the Company shall deliver a Restated SPA Warrant Agreement, exercisable for the same number of Warrant Shares as are currently exercisable under the SPA Warrant Agreement, to each Holder who has duly surrendered such Holder’s SPA Warrant Agreement for cancellation. On the Closing Date, and regardless of whether any Holder has surrendered his, her or its SPA Warrant Agreement for cancellation, (i) the terms and conditions of the SPA Warrant Agreements shall be deemed to be no longer in effect, (ii) each outstanding SPA Warrant Agreement shall be deemed to represent only the right to receive a substituted Restated SPA Warrant Agreement as a replacement therefor, and (iii) all exercises of the SPA Warrants shall be deemed to be effectuated pursuant to the terms and conditions of the Restated SPA Warrant Agreements.

1.2 No Default. The Holders acknowledge that, as of the Effective Time, the Holders have no knowledge of any outstanding defaults under the Securities Purchase Agreement, the SPA Warrants or the other Transaction Documents.

1.3 Other Documents. The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate this Consent and Amendment.

1.4 No Additional Consideration; Section 3(a)(9). The parties acknowledge and agree that the Restated SPA Warrants shall be issued to the Holder in exchange for the SPA Warrants without the payment of any additional consideration. To the extent the amendments to the SPA Warrants effected hereby represent the issuance of a new security under the federal securities laws, this Consent and Amendment (and the issuance and delivery of the Restated SPA Warrant Agreements in exchange for the outstanding SPA Warrant Agreements) will be deemed an exchange made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

1.5 Closing. Upon confirmation that the Required Holders have executed this Consent and Amendment, the closing of the transactions contemplated hereby (the “Closing”) shall occur on such date or such other later date as is mutually acceptable to the Holders and the Company (the “Closing Date”).

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2. INVESTMENT REPRESENTATIONS AND WARRANTIES; RELEASE.

2.1 Holder Investment Representations Bring Down. Each Holder hereby makes the representations and warranties as to itself only as set forth in Section 2 of the Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Consent and Amendment, mutatis mutandis.

2.2 Holder Ownership Representation. Each Holder hereby represents and warrants as to itself only, that it is the duly registered and beneficial owner of the SPA Warrants as set forth on its respective signature page hereto.

2.3 Release. The Holder hereby releases the Company from any and all claims, demands, debts and causes of action, known or unknown, past, present or future, arising from any defaults, if any, previously disclosed to the Holder and outstanding as of the date hereof under the Securities Purchase Agreement, the SPA Warrant Agreements and/or any other Transaction Documents; provided, that notwithstanding anything contained herein to the contrary, this release shall not release the Company from any of its obligations under this Consent and Amendment or under any other Transaction Document to be performed after the date hereof. Notwithstanding the proviso in the immediately preceding sentence, in the event the Company determines, exercising its reasonable judgment, that it is necessary to file a new registration statement (or post-effective amendment to the Registration Statement on Form S-1 (File No. 333- 214255)) to register the Restated SPA Warrant Shares for resale as required by the Registration Rights Agreement entered into in connection with the Securities Purchase Agreement, then this Consent and Amendment shall be deemed to be a waiver of any Registration Default (including any Maintenance Failure), and a release and waiver of the requirement or obligation to make any Registration Delay Payments or other liabilities or damages under the Registration Rights Agreement, provided that such new registration statement (or post-effective amendment) shall be filed by the Company no later than 30 days after the date of this Consent and Amendment, and shall have become effective no later than 60 days thereafter.

3. MISCELLANEOUS.

3.1 Effective Time. This Consent and Amendments set forth herein shall be effective upon the date (i) the Company and (ii) Holders holding sufficient shares of Common Stock to constitute the Required Holders for purposes of (a) the SPA Warrant Agreement and (b) the Registration Rights Agreement have executed and delivered this Consent and Amendment (the “Effective Time”).

3.2 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Consent and Amendment shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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3.3 Entire Agreement; Counterparts. This Consent and Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Consent and Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.4 Severability. If any term, provision, covenant or restriction of this Consent and Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Consent and Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have executed this Consent and Amendment as of the day and year first above written.

COMPANY: STEREOTAXIS, INC.

By:
Name:
Title:

[Consent and Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Consent and Amendment as of the day and year first above written.

HOLDER:

By:
Name:
Title:

Aggregate Number of SPA Warrant Shares:

Address for delivery of the Restated SPA Warrant:

[Consent and Amendment]

EXHIBIT B

March 5, 2018

STEREOTAXIS, INC.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Re:	Exercise of Restated SPA Warrants during Restricted Exercise Period

Ladies	and Gentlemen:

Stereotaxis, Inc., a Delaware corporation (the “Company”), previously issued warrants (the “Original Warrants”) to purchase shares of common stock, par value $0,001 (the “Common Stock”), of the Company, which were issued pursuant to a certain Securities Purchase Agreement dated September 26, 2016, by and among the Company and certain investors named therein. The Company and the holders of the Original Warrants (the “Holders”) entered into a transaction (the “Transaction”) pursuant to which the Company agreed to issue Amended and Restated Warrants (the “Restated Warrants”; the shares of Common Stock issuable upon exercise of the Restated Warrants, the “Warrant Shares”) to such Holders. The Restated Warrants provide, among other things, that such warrants may be exercised at a reduced exercise price for a limited period of time (as specified in the Restated Warrants, the “Restricted Exercise Period’’). It is a condition of exercise during the Restricted Exercise Period that the undersigned Holder deliver this letter agreement (the “Lock-Up Agreement”), which condition serves as a material inducement to the Company entering into the Transaction and agreeing to issue the Warrant Shares for said reduced exercise price.

Accordingly, in connection with its exercise of the Restated Warrants during the Restricted Exercise Period, the undersigned Holder hereby agrees that for a period (the “Lock-Up Period”) commencing the date hereof through 18 months following March 12, 2018 (the last date for delivery of the Aggregate Exercise Price for any such exercise of the Restated Warrants during the Restricted Exercise Period), such Holder will not, without the prior written consent of the Company, directly or indirectly: (1) offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of the Restated Warrants or the Warrant Shares, or any securities convertible into or exercisable or exchangeable for the Restated Warrants or the Warrant Shares (such shares or securities, the “Covered Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Covered Securities, regardless of whether any such transaction described herein is to be settled by delivery of the Common Stock or such other securities, or by delivery of cash or otherwise; or (3) publicly announce any intention to do any of the foregoing.

Notwithstanding the foregoing, the restrictions set forth above shall not apply to transfers (i) as a bona fide gift or gifts, or by will or intestate succession, provided that the donee or donees or transferee or transferees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Company, For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. None of the restrictions set forth in this Lock-Up Agreement shall apply to Common Stock acquired in open market transactions or other Company securities beneficially owned by the undersigned Holder other than the Covered Securities. If the undersigned is a partnership, limited liability company, trust, corporation or similar entity, it may distribute the Common Stock or Covered Securities to its partners, members or stockholders, or to affiliates under the control of the undersigned; provided, however, that in each such case, prior to any such transfer, each transferee shall execute a duplicate form of this Lock-Up Agreement or execute an agreement, reasonably satisfactory to the Company, pursuant to which each transferee shall agree to receive and hold such Covered Securities subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof.

The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of the Covered Securities even if such Covered Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Covered Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Covered Securities.

The undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of securities of the Company held by the undersigned during the Lock-Up Period (as may have been extended pursuant hereto), except in compliance with this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. This Lock-Up Agreement is irrevocable and all authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

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Very truly yours,

Name of Holder (Print exact name)

Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)